Exhibit 4.7

INFOSPACE, INC.

RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION LETTER AGREEMENT

TO:                                  (“Optionee”)

This Nonqualified Stock Option Letter Agreement (this “Agreement”) is made as of                                 .

We are pleased to inform you that you have been selected by InfoSpace, Inc. (the “Company”) to receive a stock option (the “Option”) to purchase shares of the Company’s common stock (the “Option Shares”) under the Company’s Restated 1996 Flexible Stock Incentive Plan (the “Plan”).

The terms of the Option are as set forth in this Agreement and in the Plan. The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important terms of the Option are summarized as follows:

1.	Grant Date:	.

2.	Number of Option Shares:	.

3.	Exercise Price Per Share:	$ .

4.	Expiration Date:	.

5.	Vesting Commencement Date:	.

6.	Type of Option:	Nonqualified Stock Option.

7. The Option shall vest as follows: 33.33% of the total Option shall vest on [the one-year anniversary of the Vesting Commencement Date], and approximately 16.67% shall vest at the end of each six-month period thereafter, such that the Option shall be fully vested on [the three-year anniversary of the Vesting Commencement Date].

8. Exercisability: Any portion of the Option that is vested may be exercised at any time during the period prior to the date the Option terminates. No partial exercise of the Option may be for less than five percent (5%) of the total number of Option Shares then available under the Option. In no event shall the Company be required to issue fractional shares.

9. Termination of Option: The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company or its Affiliates. The vested portion of the Option will terminate automatically and without further notice on the earliest of the dates set forth below:

a. three (3) months after termination of your employment or service relationship with the Company or its Affiliates for any reason other than disability (as defined below) or death;

b. one (1) year after termination of your employment or service relationship with the Company or its Affiliates by reason of disability or death;

c. ten (10) days after termination of your employment or service relationship with the Company or its Affiliates for cause (as defined below); or

d. the Expiration Date.

IT IS YOUR RESPONSIBILITY TO BE AWARE OF THE DATE YOUR OPTION TERMINATES.

The term “disability” means a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes you to be unable, in the opinion of the Company, to perform your duties for the Company or any of its Affiliates and to be engaged in any substantial gainful activity.

The term “cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination will be conclusive and binding.

10. Leave of Absence: The effect of a Company-approved leave of absence on the terms and conditions of the Option will be determined by the Plan Administrator and subject to applicable laws. Unless otherwise provided by the Plan Administrator, the Option will cease vesting during the time Optionee is on a leave of absence, and such vesting will not resume until the date that Optionee returns to work.

11. Method of Exercise: You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of Option Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Option Shares you are purchasing.

12. Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price, or (b) such other consideration as the Plan Administrator may permit.

13. Withholding Taxes: As a condition to the exercise of any portion of the Option that is treated as a nonqualified stock option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice a sufficient number of Option Shares to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the Option Shares to be issued upon exercise that number of Option Shares having a fair market value equal to the amount required to be withheld.

14. Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death.

15. Registration: At the present time, the Company has an effective registration statement with respect to the Option Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable.

16. Successors: This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

17. No Stockholder Rights: Neither Optionee nor any person entitled to exercise Optionee’s rights in the event of his or her death shall have any of the rights of a stockholder with respect to the Option Shares subject to the Option except to the extent the certificates for such Option Shares shall have been issued upon the exercise of the Option.

18. Notice: Any notice required to be given under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at the office of the Company at 601 - 108th Avenue NE, Suite 1200, Bellevue, Washington, 98004, and any notice to be given to Optionee shall be addressed to Optionee at the address given beneath Optionee’s signature to this Agreement, or such other address as either party to this Agreement may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.

19. Plan Administrator Decisions Conclusive: All decisions of the Plan Administrator upon any questions arising under the Plan or under this Agreement shall be conclusive.

20. Washington Law: The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Washington.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the day and year first above written. Optionee hereby accepts the Option described above and acknowledges receipt of a copy of this Agreement and the Plan.

Sincerely,

INFOSPACE, INC.

By:

Name:

Title:

ACCEPTANCE AND ACKNOWLEDGEMENT

I,                                 , a resident of the state of                                 , accept the Option described in this Agreement and in the Plan and acknowledge receipt of a copy of this Agreement and a copy of the Plan. I have read and understand the Plan.

DATED:

Signature of Optionee

SSN or Taxpayer ID Number

Address:

Home Telephone Number: